Exhibit 2.2
Execution Version

SECURITIES PURCHASE AGREEMENT
by and between
DIAMOND RESORTS PARENT, LLC
and
DRP HOLDCO, LLC

Dated as of June 17,2010

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EXHIBITS

Exhibits

Exhibit A	Amended and Restated Operating Agreement
Exhibit B	Second Amended and Restated Operating Agreement
Exhibit C	Legal Opinion of Katten Muchin Rosenman LLP
Exhibit D	Amended and Restated Registration Rights Agreement
Exhibit E	Second Amended and Restated Securityholders Agreement
Exhibit F	Amended and Restated Securityholders Agreement

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SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 17, 2010, is entered into by and between DRP Holdco, LLC, a Delaware limited liability company (“Guggenheim” or the “Purchaser”), and Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article VIII below.
     WHEREAS, pursuant to that certain First-Lien Amendment and Restatement Agreement, dated as of March 27, 2009, by and among the Company, Diamond Resorts Holdings, LLC (“Polo Holdings”), Diamond Resorts Corporation (“DRC”), Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent (“CS-Cayman”), and the lenders a party thereto (the “First Lien Lenders”), the First-Lien Lenders have provided DRC a credit facility of up to a $275 million senior secured first lien credit facility comprised of (i) a $250 million senior secured first lien term facility and (ii) a $25 million senior secured first lien revolving facility (the “First Lien Facility”);
     WHEREAS, pursuant to that certain Second-Lien Amendment and Restatement Agreement, dated as of March 27, 2009, by and among the Company, Polo Holdings, DRC, CS-Cayman, as administrative agent and collateral agent, and the lenders a party thereto (the “Second Lien Lenders”), the Second-Lien Lenders have provided DRC a $140 million senior secured second lien term loan (the “Second Lien Facility”);
     WHEREAS, pursuant to that certain Loan Agreement, dated as of April 26, 2006, by and among Sunterra Corporation, the Company, Polo Holdings, DRC, CS-Cayman, as administrative agent and collateral agent, and Alpine Securitization Corp., Merrill Lynch Mortgage Lending, Inc., and the other lenders a party thereto (the “Revolver Lenders”), the Revolver Lenders have provided to DRC a $225 million senior secured asset-based revolving credit facility (the “Revolver Facility”);
     WHEREAS, contemporaneously herewith, the Company in entering into that certain Redemption Agreement, dated as of the date hereof (the “Redemption Agreement”) with Soros Strategic Partners LP, a Delaware limited partnership (“Soros”), pursuant to which the Company (i) is purchasing from Soros 70.67 Common Units of the Company (“Common Units”) and 333.33 Preferred Units of the Company (“Preferred Units”) on the date hereof (collectively, the “Initial Closing Soros Units”), (ii) has received from Soros an option to purchase the Second Closing Soros Units within 240 days of the date of the Redemption Agreement, in accordance with the terms and conditions of the Redemption Agreement, and (iii) has granted to Soros an option to sell to the Company 108.63 Common Units and 666.67 Preferred Units (collectively, the “Second Closing Soros Units”) upon the consummation of a Qualified Refinancing (as defined in the Redemption Agreement) and for a period of time thereafter, in accordance with the terms and conditions of the Redemption Agreement;
     WHEREAS, in connection with the redemption of the Initial Closing Soros Units, the Company desires to sell to Purchaser 70.67 Common Units and 333.33 Preferred Units, and

Purchaser desires to purchase such securities from the Company, on the terms and conditions set forth herein; and
     WHEREAS, in connection with the redemption of the Second Closing Soros Units and the refinancing of the First Lien Facility, the Second Lien Facility and the Revolver Facility, the Company desires to sell to Purchaser 198.63 Common Units and 666.67 Preferred Units, and Purchaser desires to purchase such securities from the Company, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF PREFERRED UNITS AND COMMON UNITS
     1.01. Sale and Issuance of Preferred Units and Common Units — Initial Closing. Subject to the terms and conditions of this Agreement, including the delivery of the certificates, agreements and other documents set forth in Section 2.01, as of the date hereof, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, 333.33 Preferred Units and 70.67 Common Units for an aggregate cash purchase price of $25,000,000 (the “Initial Closing Purchase Price”).
     1.02. Sale and Issuance of Preferred Units and Common Units — Second Closing. Subject to the terms and conditions of this Agreement, including the delivery of the certificates, agreements and other documents set forth in Section 2.02, at the Second Closing, Purchaser shall purchase from the Company, and the Company shall contemporaneously sell to Purchaser, 666.67 Preferred Units and 198.63 Common Units for an aggregate cash purchase price of $50,000,000 (the “Second Closing Purchase Price”); provided, however, that the obligation of Purchaser to purchase, and the obligation of the Company to issue and sell, the Preferred Units and the Common Units at the Second Closing shall expire, and be of no further force or effect on the date immediately following 240 days after the Initial Closing Date (or such later date as the parties may mutually agree), if the Second Closing shall not have occurred prior to such date.
ARTICLE II
CLOSING
     2.01. Initial Closing.
          (a) Time and Place of the Initial Closing. The consummation of the transactions contemplated by this Agreement in connection with the purchase of 333.33 Preferred Units and 70.67 Common Units (the “Initial Closing”) will take place at the offices of Katten Muchin Rosenman LLP, 525 W. Monroe Street, Suite 1900, Chicago, Illinois (“Katten Muchin”) or such other location as mutually agreed upon by the parties, on the date hereof (the “Initial Closing Date”).

          (b) Deliveries by the Company to Purchaser at the Initial Closing. At the Initial Closing:
(i)	Representations and Covenants. The representations and warranties made by the Company in Article III shall be true and correct, as of the Initial Closing, and the Company shall have delivered to Purchaser a certificate signed by an officer of the Company to such effect.

(ii)	Officer’s Certificate. The Company shall have delivered to Purchaser copies of each of the following, in each case certified by an officer of the Company to be in full force and effect on the date of the Initial Closing:
(A)	the Company’s Articles of Organization, certified by the Secretary of State of the State of Nevada;

(B)	a good standing certificate with respect to the Company certified by the Secretary of State of Nevada as of a date not more than thirty (30) days prior to the Initial Closing; and

(C)	resolutions of the Board of Managers of the Company, and, as necessary, the Members of the Company, authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Common Units and the Preferred Units at the Initial Closing and the Second Closing.
(iii)	Registration Rights Agreement. The Company, Soros and CDP shall have executed and delivered the Registration Rights Agreement.

(iv)	Securityholders Agreement. The Company, Soros and CDP shall have executed and delivered the Securityholders Agreement.

(v)	Redemption Agreement. The Company and Soros shall have executed and delivered the Redemption Agreement; all conditions specified in the Redemption Agreement to the purchase by the Company, and the sale by Soros, of the Initial Closing Soros Units shall have been satisfied or waived (other than the disbursement by the Company of the purchase price for such Initial Closing Soros Units); and the Company shall have delivered to Purchaser a certificate signed by an officer of the Company to such effect.

(vi)	LLC Agreement. The Company, Soros and CDP shall have executed and delivered the LLC Agreement reflecting, among other things, redemption of the Initial Closing Soros Units and the issuance and sale of 333.33 Preferred Units and 70.67 Common Units to Purchaser.
(vii)	Legal Opinion. The Company shall have delivered to the Purchasers the opinion of Katten Muchin, dated the date of the Initial Closing, in the form attached hereto as Exhibit C.

(viii)	Qualifications. All authorizations, approvals or permits of, or filings with, any governmental authority that are required by law in connection with the lawful sale and issuance of the Common Units and the Preferred Units by the Company to Purchaser shall have been duly obtained by the Company and shall be effective on and as of the Initial Closing, except where such filings may be made subsequent to the Initial Closing without causing a Material Adverse Effect.

(ix)	Board of Managers. The Board of Managers of the Company shall be increased to seven (7) members, including one Person designated by Purchaser.

(x)	Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers including, but not limited to, all governmental or regulatory consents, approvals, or authorizations required in connection with the valid execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and the same shall be effective as of the date of the Initial Closing.
          (c) Deliveries by Purchaser to the Company at the Initial Closing. At the Initial Closing:
(i)	Purchase Price. Purchaser shall deliver to the Company the Initial Closing Purchase Price, by wire transfer of immediately available funds to the bank account designated by the Company in accordance with the wire transfer instructions set forth on Schedule 2.01(c)(i).

(ii)	Representations and Covenants. The representations and warranties made by Purchaser in Article IV shall be true and correct, as of the Initial Closing, and Purchaser shall have delivered to the Company a certificate signed by an authorized representative of Purchaser to such effect.

(iii)	Secretary’s Certificate. Purchaser shall have delivered to the Company copies of each of the following, in each case certified by an authorized representative of Purchaser to be in full force and effect on the date of the Initial Closing:
(A)	Purchaser’s Certificate of Formation, certified by the Secretary of State of the State of Delaware;

(B)	a good standing certificate with respect to Purchaser certified by the Secretary of State of Delaware as of a date not more than thirty (30) days prior to the Initial Closing; and

(C)	resolutions of the Members of Purchaser authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, including the purchase of the Common Units and the Preferred Units at the Initial Closing and the Second Closing.
(iv)	Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement.

(v)	Securityholders Agreement. Purchaser shall have executed and delivered the Securityholders Agreement.

(vi)	LLC Agreement. Purchaser shall have executed and delivered the LLC Agreement reflecting, among other things, the redemption of the Initial Closing Soros Units and the issuance and sale of 333.33 Preferred Units and 70.67 Common Units to Purchaser.
     2.02. Second Closing.
          (a) Time and Place of the Second Closing. Subject to the satisfaction (or waiver by the applicable party) of the conditions set forth in Section 2.02(b) and (c), the consummation of the transactions contemplated by this Agreement in connection with the purchase of the 666.67 Preferred Units and the 198.63 Common Units (the “Second Closing”) will take place contemporaneously with the closing of the redemption of the Second Closing Soros Units at the offices of Katten Muchin or such other location as mutually agreed upon by the parties, on such date as the parties hereto agree, but in any event, so long as such conditions have been satisfied with respect to the Second Closing, not later than 240 days after the Initial Closing Date (the “Second Closing Date”).
           (b) Conditions to Purchaser’s Obligations; Deliveries by the Company to Purchaser at the Second Closing. The obligations of Purchaser under this Agreement to consummate the transactions contemplated to be performed by it at the Second Closing will be subject to the satisfaction, at or prior to the Second Closing, of all of the following conditions, any one or more of which may be waived in writing by Purchaser:
(i)	No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit consummation of the transactions contemplated to be performed at the Second Closing.

(ii)	Representations and Covenants. The representations and warranties made by the Company in Article III shall be true and correct, as of the Second Closing, and all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company prior to the Second Closing shall have been performed or complied with, and at the Second Closing, the Company shall have delivered to Purchaser a certificate signed by an officer of the Company to such effect.

(iii)	Second Closing Securityholders Agreement. The Company, Soros and CDP shall have executed and delivered the Second Closing Securityholders Agreement.

(iv)	Second Closing LLC Agreement. The Company, Soros and CDP shall have executed and delivered the Second Closing LLC Agreement reflecting, among other things, the redemption of the Second Closing Soros Units and the issuance and sale of 666.67 Preferred Units and 198.63 Common Units to Purchaser.

(v)	Redemption Agreement. All conditions specified in the Redemption Agreement to the purchase by the Company, and the sale by Soros, of the Second Closing Soros Units shall have been satisfied or waived (other than the disbursement by the Company of the purchase price for such Second Closing Soros Units), and the Company shall have delivered to Purchaser a certificate signed by an officer of the Company to such effect.

(vi)	Completion of Refinancing. The Company shall have consummated the Refinancing; provided, however, if the Senior Debt Securities issued in connection with such Refinancing bear a yield to maturity greater than 11.00% at issuance (inclusive of any original issue discount and excluding any market rate fees paid to the underwriters of such senior debt securities), then the Priority Return Rate (as defined in the Second Closing LLC Agreement) shall be 16.5% per annum in lieu of the 15.00% per annum.

(vii)	Qualifications. All authorizations, approvals or permits of, or filings with, any governmental authority that are required by law in connection with (x) the redemption of the Second Closing Soros Units and (y) the lawful sale and issuance of the Common Units and the Preferred Units by the Company to Purchaser shall have been duly obtained by the Company and shall be effective on and as of the Second Closing, except where such filings may be made subsequent to the Second Closing without causing a Material Adverse Effect.

(viii)	Board of Managers. The Board of Managers of the Company shall be reduced from seven (7) members to five (5) members; and two (2) of which members shall be designated by Purchaser.

(ix)	No Material Change. No Material Adverse Change shall have occurred since the Initial Closing.

(x)	Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers including, but not limited to, all governmental or regulatory consents, approvals, or authorizations required in connection with the valid execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and the same shall be effective as of the date of the Second Closing.

(xi)	Closing Fee. The Company shall deliver to GCF (or to such Person or Persons as directed by GCF) the Closing Fee, by wire transfer of immediately available funds to a bank account designated by GCF in written wire instructions.
          (c) Conditions to Company’s Obligations; Deliveries by Purchaser to the Company at the Second Closing. The obligations of the Company under this Agreement to consummate the transactions contemplated to be performed by it at the Second Closing will be subject to the satisfaction, at or prior to the Second Closing, of all of the following conditions, any one or more of which may be waived in writing by the Company:
(i)	Purchase Price. Purchaser shall deliver to the Company the Second Closing Purchase Price, by wire transfer of immediately available funds to the bank account designated by the Company in accordance with the wire transfer instructions set forth on Schedule 2.01(c)(i).

(ii)	No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit consummation of the transactions contemplated to be performed at the Second Closing.

(iii)	Representations and Covenants. The representations and warranties made by Purchaser in Article IV shall be true and correct, as of the Second Closing, and all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Purchaser prior to the Second Closing shall have been performed or complied with, and at the Second Closing, Purchaser shall have delivered to the Company a certificate signed by an authorized representative of Purchaser to such effect.

(iv)	Second Closing Securityholders Agreement. Purchaser shall have executed and delivered the Second Closing Securityholders Agreement.

(v)	Second Closing LLC Agreement. Purchaser shall have executed and delivered the Second Closing LLC Agreement reflecting, among other things, the redemption of the Second Closing Soros Units and the issuance and sale of 666.67 Preferred Units and 198.63 Common Units to Purchaser.
          (d) Exercise of Call Right. Purchaser may direct the Company to exercise its Call Right under the Redemption Agreement, if (i) such Call Right has not previously been exercised and (ii) Purchaser acknowledges that the condition set forth in Section 2.02(b)(vi) has been satisfied or waived.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Purchaser (except as provided in the Disclosure Schedules attached hereto; provided, that in order for an item appearing in the Disclosure Schedules to modify or qualify a representation or warranty contained in any section hereof, such item must reference such section) as of the date hereof, and as of the Second Closing, as follows:
     3.01. Organization and Authority.
          (a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has all requisite power and authority: (i) to enter into and perform its obligations under this Agreement, the Transaction Agreements and the other agreements and instruments that the Company is executing and delivering in connection with the transactions contemplated by this Agreement; (ii) to own, lease or operate its properties and assets and carry on the business of the Company as presently conducted; (iii) to redeem the Initial Closing Soros Units and the Second Closing Soros Units in accordance with the Redemption Agreement; and (iv) to issue the Preferred Units and the Common Units to Purchaser at the Initial Closing and the Second Closing as contemplated by this Agreement. The Company has at all times been qualified or licensed to do business and is in good standing in Nevada, which is the only jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification.
          (b) Other than as set forth on Schedule 3.01, (i) each of the Company’s Subsidiaries is an entity duly formed or incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, has all requisite corporate power and authority necessary to own its properties and to carry on its businesses as now conducted, and is in good standing and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction in which its ownership of its property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation or other entity would not be materially adverse to the conduct of the Company’s business or its operation, (ii) all outstanding capital stock and other equity or ownership interests of each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of any Liens and are validly issued, fully paid and nonassessable, (iii) the Company has the right to elect or appoint at least a majority of directors to the boards of directors (or similar governing body), or to otherwise control the operation, of each Company Subsidiary and (iv) there are no instruments, rights, warrants or options exercisable for or convertible into equity securities of any Company Subsidiary or containing any profit participation features and there are no other commitments, whether oral or in writing, of any kind, for the issuance, purchase or exchange of, or for any other right to acquire equity securities or options, warrants or other securities of such Subsidiary.
          (c) Other than as set forth on Schedule 3.01, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person other than Company Subsidiaries.
          (d) The Company has made available to Purchaser by posting in the Data Room true, correct and complete copies of (i) its and each Company Subsidiary’s charter, bylaws and similar organizational documents, including any amendments thereto and (ii) the minutes and other written actions of the board of managers, board of directors or other governing body, and the equityholders, of the Company, Polo Holdings and DRC that may exist since March 28, 2007.
     3.02. Authorization; Binding Effect. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements at the Initial Closing and the Second Closing, as applicable, and the consummation and performance by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company. This Agreement and each of the Transaction Agreements executed and delivered by the Company at the Initial Closing have been, and each of the Transaction Agreements to be executed and delivered by the Company at the Second Closing will be, duly executed and delivered and constitute, or in the case of the Transaction Agreements to be delivered at the Second Closing will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles

(regardless of whether such enforceability is considered in a proceeding in equity or at law). All proceedings or actions required to be taken by the Company relating to the execution and delivery of this Agreement and the Transaction Agreements to be executed and delivered at the Initial Closing and to the consummation and performance of the transactions contemplated hereby and thereby at the Initial Closing (including the issuance and/or sale of the Preferred Units and the Common Units to Purchaser at the Initial Closing to Purchaser) have been taken. All proceedings or actions required to be taken by the Company relating to the execution and delivery of the Transaction Agreements to be executed and delivered at the Second Closing and to the consummation and performance of the transactions contemplated hereby and thereby at the Second Closing (including the issuance and/or sale of the Preferred Units and the Common Units at the Second Closing to Purchaser) will be taken prior to the Second Closing. The issuance and/or sale of the Preferred Units and the Common Units to Purchaser is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
     3.03. Capitalization of the Company and Title to Units.
          (a) Schedule 3.03 sets forth the equity capitalization of the Company immediately following the Initial Closing and immediately following the Second Closing.
          (b) Other than as set forth on Schedule 3.03, there are no other holders of equity securities of the Company and no other instruments, rights, warrants or options exercisable for or convertible into equity securities of the Company or containing any profit participation features and there are no other commitments, whether oral or in writing, of any kind, for the issuance, purchase or exchange of, or for any other right to acquire equity securities or options, warrants or other securities of the Company. Other than as set forth in the LLC Agreement (and as of the Second Closing, the Second Closing LLC Agreement), the Redemption Agreement and the Securityholders Agreement (and as of the Second Closing, the Second Closing Securityholders Agreement), there are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities of the Company or any warrants, options or other rights to acquire its equity securities or (y) voting trusts, proxies or other agreements among the unitholders of the Company with respect to the voting or transfer of the Company’s equity securities.
          (c) The Preferred Units and the Common Units are entitled to the rights, restrictions, privileges and preferences of such securities set forth in the LLC Agreement (and as of the Second Closing, the Second Closing LLC Agreement). After giving effect to this Agreement, the Preferred Units and the Common Units to be issued to Purchaser hereunder have been duly and validly authorized and issued, and upon payment of the purchase price specified herein, will be fully paid, nonassessable and subject to no preemptive rights or restrictions on transfer other than restrictions on transfer under this Agreement, the Transaction Agreements and applicable federal and state securities laws. None of the Common Units or Preferred Units were issued at the Initial Closing or the Second Closing, as applicable, in violation of the Securities Act, or the securities laws of any state or other jurisdiction.

     3.04. No Conflicts; No Consents. The execution, delivery or performance by the Company of this Agreement and the Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby or thereby, and compliance by the Company with the terms and provisions hereof or thereof, will not (i) conflict with the Organizational Documents; (ii) conflict with, or result in the breach or termination of, or constitute a default (with or without notice or lapse of time, or both) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is bound; (iii) constitute a violation by the Company of any Law applicable to the Company, its Subsidiaries or their respective properties or assets; (iv) result in the creation of any mortgage, claim, lien, pledge, security interest, option, charge, restriction, voting trust agreement, encumbrance and legal and/or equitable claim of any kind (each, a “Lien”) upon any of the properties or assets of the Company or its Subsidiaries; or (v) result in the creation of any Lien upon the Preferred Units or the Common Units. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Transaction Agreements, the consummation by the Company of the transactions contemplated hereby and thereby, or the issuance, sale or delivery of the Preferred Units or the Common Units (other than such notifications or filings required under applicable federal or state securities laws, if any).
     3.05. Financial Statements. Schedule 3.05 sets forth the Company’s (i) audited financial statements (balance sheet, statement of cash flows and profit and loss statement) (the “Audited Financial Statements”) as of and for the fiscal year ended December 31, 2009, (ii) unaudited financial statements (balance sheet, statement of cash flows and profit and loss statement) as of and for the three (3) months ended March 31, 2010 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), and (iii) offering circular in connection with the Company’s issuance of high yield debt securities at or prior to the Second Closing. Except as described on Schedule 3.05, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the interim Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein (but in the case of the interim financial statements subject to normal year-end audit adjustments, none of which is reasonably expected to be material). The Company and its Subsidiaries do not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (w) Liabilities set forth on the balance sheet dated as of March 31, 2010 (the “Balance Sheet”), (x) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (y) Liabilities under any contracts, leases or Employee Benefit Plans pursuant to which the Company has any executory obligations (excluding Liabilities resulting from breach or default thereof), and (z) Liabilities set forth on

Schedule 3.09 (none of which, to the Knowledge of the Company, is expected to have a Material Adverse Effect).
     3.06. Assets. The Balance Sheet reflects all of the assets of the Company and its consolidated subsidiaries as of the date thereof. Except as listed on Schedule 3.06, the Company and its consolidated subsidiaries have good and marketable title to all of the assets reflected in the Balance Sheet (except as disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such assets. Except as listed on Schedule 3.06, the Company and each of the Subsidiaries has good and marketable title to all of the assets necessary to conduct its business as presently conducted, free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such assets.
     3.07. Intellectual Property.
          (a) Except as set forth in Schedule 3.07, the Company and each of its Subsidiaries owns, or is licensed pursuant to a contract, all Intellectual Property Rights used in their respective businesses (collectively, “Company Intellectual Property Rights”), free and clear of any Liens except immaterial Liens which individually or in the aggregate would not reasonably be expected to adversely affect the use or value of such Company Intellectual Property Rights. None of the Company Intellectual Property Rights have been licensed on an exclusive basis. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Subsidiary in or to any of the Company Intellectual Property Rights.
          (b) Except as set forth in Schedule 3.07, (i) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, and the use of any Company Intellectual Property Rights by the Company or its Subsidiaries, does not infringe upon, misappropriate or violate, or constitute an appropriation of any right, title, or interest of, any Intellectual Property Right of any other Person, (ii) there are no claims pending or, to the Knowledge of the Company, reasonably foreseeable related to the same, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any such claim (including any offer to license) and, to the Knowledge of the Company, there have been no threats of the same. The Company and its Subsidiaries have not agreed to indemnify any Person from or against any infringement, misappropriation or violation with respect to any Intellectual Property Rights of other Persons.
          (c) The Company has taken all actions reasonably necessary, consistent with industry standards, to maintain and protect all of the Company Intellectual Property Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information. To the Knowledge of the Company, each current and former employee and independent contractor of, and consultant to, the Company or any Subsidiary and/or who has been directly involved in, or who has contributed to, the creation or development of Company Intellectual Property Rights has entered into a written agreement pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and assign to the Company all Intellectual Property Rights authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property Rights whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the Company’s knowledge, no employee and no independent contractor or consultant to any such confidentiality agreement is in breach thereof.
          (d) The Company and its Subsidiaries have not disclosed any confidential Company Intellectual Property Rights to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect and not to disclose such confidential information.
          (e) To the knowledge of the Company, the Company and each of its Subsidiaries are and have been in compliance (and use reasonable commercial efforts to oversee the compliance of applicable third parties) with all applicable Laws concerning the collection, use, storage, transfer and dissemination of personal information.
           (f) The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last twelve (12) months, there has not been any material failure with respect to any of the computer systems, including software, used by the Company and its Subsidiaries in the conduct of their business (collectively, the “Business Systems”) that has not been remedied or replaced in all material respects. The Company has taken reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including, without limitation, procedures designed to prevent unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Business Systems.
     3.08. Absence of Certain Changes. Since the date of the Balance Sheet, except as set forth on Schedule 3.08, there has not been any change, occurrence, condition or development that has materially and adversely affected, or is likely to materially and adversely affect, the business, affairs, assets, prospects, operations, employee or vendor relations or condition (financial or otherwise), of the Company.
     3.09. Litigation. Other than as set forth on Schedule 3.09, there are no actions, suits, inquiries, proceedings or investigations pending or threatened before any Governmental Authority against the Company or its Subsidiaries (or to the Company’s Knowledge, threatened against any of the officers or directors of the Company or its Subsidiaries with respect to their business or proposed business activities), nor are there any facts that would provide a basis for any such action, suit, inquiry, proceeding or investigation. To the Knowledge of the Company, none of the items listed in Schedule 3.09 are reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) are not subject to any arbitration proceeding or material grievance under collective bargaining agreements or otherwise or any governmental investigations or inquiries, and, to the Knowledge of the Company, there is no basis for any of the foregoing and (ii) are not subject to any judgment, order or decree of any court or other

Governmental Authority. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.
     3.10. Employee Benefit Plans.
          (a) Schedule 3.10 is a true and complete list of all employment, severance, change in control or similar agreements, equity or equity-based plans or agreements, severance pay, vacation, sick leave, fringe benefit, medical, dental, life insurance, disability or other welfare plans, programs or agreements, savings, profit sharing, pension or other retirement plans, programs or agreements and all bonus or other incentive plans, contracts, agreements, arrangements, policies, programs, practices or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan”, within the meaning of Section 3(3) of ERISA (collectively, the “Employee Benefit Plans”) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to any Employee Benefit Plan subject to Title IV of ERISA, by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) and in which any one or more of the current or former employees or directors of the Company or any of its Subsidiaries, as the case may be (including beneficiaries of employees or former employees), participates or is eligible to participate.
          (b) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
          (c) Each Employee Benefit Plan has been maintained, in form and operation, in compliance in all material respects with its terms and all applicable Laws, including, without limitation, ERISA and the Code. There has been no material failure of a Employee Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). None of the Company or any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code).
          (d) There are no pending, or to the Company’s Knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).
          (e) None of the Company or any of its Subsidiaries has any obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code.

     3.11. Compliance with Applicable Laws
          (a) The Company and each of its Subsidiaries is, and has been since March 28, 2007, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or conduct of its business (including Laws relating to the marketing, sale and financing of timeshare property interests and the management and operation of timeshare real property and resorts), except where such noncompliance would not be reasonably expected to have a Material Adverse Effect, and has not received notice (written or oral) from any Governmental Authority regarding, nor does the Company have any Knowledge of, any failure to so comply.
          (b) The Company and each of its Subsidiaries has all government licenses, permits, approvals, certifications, consents and listings of, and has duly filed all timeshare registrations with, all Governmental Authorities and all certification organizations required, and all exemptions from requirements to obtain, file or apply for any of the foregoing, for the conduct of its business (as currently conducted) and the operation of its facilities, except to the extent where failure to obtain or file same or noncompliance therewith would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all such government licenses, permits, approvals, certifications, consents, registration and listings, except to the extent where noncompliance therewith would not have a Material Adverse Effect.
           (c) Without limiting the generality of the foregoing provisions of this Section 3.11, the Company and each of its Subsidiaries is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except for such failures in compliance as would not reasonably be expected to have a Material Adverse Effect. There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Environmental Laws.
           (d) Without limiting the generality of the foregoing provisions of this Section 3.11, the Company and each of its Subsidiaries is in compliance with all Laws applicable to its business of financing consumers’ purchases of Timeshare Interests, except for such failures in compliance as would not reasonably be expected to have a Material Adverse Effect.
          (e) The Company is not subject to any gaming Laws.
     3.12. Taxes. Except as set forth in Schedule 3.12, the Company and its Subsidiaries have filed all federal, state and local Tax reports and returns required by any law or regulation to be filed by them (when such reports or returns became due, taking into account any extension of time to file properly granted or obtained), and such returns are true and correct in all material respects. The Company and its Subsidiaries have paid all Taxes, interest and penalties, if any, reflected on such Tax returns or otherwise due and payable by them. The reserves for taxes reflected on the Balance Sheet included in the Financial Statements are adequate in amount for the payment of all known Liabilities for all Taxes (whether or not disputed) of the Company and its Subsidiaries accrued through the dates of such Balance Sheet. Any deficiencies proposed as a result of any governmental audits of such Tax returns have been paid or settled, and there are no present audits of Tax returns or disputes as to Taxes payable by the Company or its Subsidiaries.
     3.13. Contracts.
          (a) Except as set forth in Schedule 3.l3(a), neither the Company nor any of its Subsidiaries is a party to:
(i)	Any collective bargaining contract with any unions, guilds, shop committees or other collective bargaining groups;

(ii)	Any contract requiring the Company or any of its Subsidiaries to purchase any goods or services exclusively from a third party entity;

(iii)	Any contract prohibiting or restricting the Company or any of its Subsidiary from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world;

(iv)	Any contract or binding commitment not made in the ordinary course of business that is material to the Company; or

(v)	Any contract reasonably expected to have a Material Adverse Effect.
          (b) Schedule 3.13(b) contains a listing of each trust created for the purposes of holding fee title to each real property resort owned, leased or managed by the Company or any of its Subsidiaries. Such listing identifies the name and location of the resort, the trust agreement and the trustee. Each such trust agreement is a valid, binding and enforceable instrument and is in full force and effect, and there are no known efforts to amend, replace or terminate any such trust agreement or the related trust. With respect to the interval or fractional timeshare real property interests held by each such Trust, (i) the trustee thereunder holds, as such trustee, legal title thereto, free and clear of all liens, claims or encumbrances (other than those liens, claims or encumbrances arising under such trust agreement), (ii) such interests and the related points have been valued in accordance with the methodology and timing set forth in such trust agreement and (iii) such interests would be sufficient to meet the obligations represented by the aggregate points issued under such trust agreement if such trust were to be dissolved. The Company has previously made available to Purchaser by posting in the Data Room true, correct and complete copies of each such trust agreement.
          (c) The Company has previously made available to Purchaser, by posting in the Data Room under the heading “F. Material Contracts, 13. Interval Recovery Agreements” at least three (3) business days prior to the date hereof, true, correct and complete copies all agreements (including any amendments, supplements or written understandings with respect thereto) in effect as of the date of this Agreement granting the Company or any of its Subsidiaries the right to recover from those owners, if necessary, those Timeshare Interests. Each such agreement is a valid, binding and enforceable agreement and is in full force and effect, and there are no known efforts to amend, replace or terminate any such agreement. As a result of such agreements, Subsidiaries of the Company have the right to foreclose upon the Timeshare Interests of homeowners who have failed to pay their associated assessments within 75-365 days of the original due date of such assessments, have not experienced material delays in such foreclosures and transferring title into their name or that of a nominee, and have the right to sell or otherwise dispose of such Timeshare Interests.
          (d) The Company has previously made available to Purchaser, by posting at least three (3) business days prior to the date hereof in the Data Room under the referenced headings, or by delivering directly to Purchaser the items set forth on Schedule 3.l3(d), true, correct and complete copies of the following contracts (including any amendments, supplements or written understandings with respect thereto):
(i)	Under the heading “F. Material Contracts, 7. Resort Management Contracts,” all management agreements in effect as of the date of this Agreement for the management or operation by the Company or any of its Subsidiaries of any real estate or other properties;

(ii)	Under the heading “F. Material Contracts, 8. Affiliation Agreements,” all agreements in effect as of the date of this Agreement affiliating the Company and its Subsidiaries with, or committing the Company and its Subsidiaries to make available Timeshare Interests to, other companies engaged in the timeshare vacation business; and

(iii)	Under the heading “F. Material Contracts,” all agreements for the purchase of materials, supplies, goods, services, equipment or other assets providing for payments of $25,000 or more over the remaining term of the agreement.
          (e) Except as set forth on Schedule 3.l3(e), neither the Company nor any of its Subsidiaries is in default in any material respect under any material contract (including the contracts identified or referred to in the foregoing subsections of this Section 3.13) to which it is a party or by which it is bound and, to the Knowledge of the Company, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Company’s or any of its Subsidiaries’ obligations thereunder or result in the creation of any Lien on any of the Company’s or any of its Subsidiaries’ assets except as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no third party is in default in any material respect under any material contract to which the Company or any of its Subsidiaries is a party, nor, to the Knowledge of the Company, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination.

     3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last two years, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, any material union organization attempts or any material work stoppages due to labor disagreements. Except for past violations set forth on Schedule 3.14 or which would not be reasonably expected to have been a Material Adverse Effect, the Company and each of its Subsidiaries is in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries is subject to any asserted claims or proceedings alleging noncompliance except as would not be reasonably expected to have a Material Adverse Effect.
     3.15. No Brokers. There are no brokers fees, finders fees or similar compensation in connection with this transaction, and no commissions to third parties are being paid out of the proceeds of this investment in relation to this investment. Neither the Company nor any Person acting on its behalf has offered Preferred Units, Common Units or any similar securities of the Company for sale to, solicited any offers to buy such securities or any similar securities of the Company from or otherwise approached or negotiated with respect to the Company with any Person other than Purchaser.
     3.16. Registration Rights. Except as set forth in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity with respect to any of the Company’s equity securities.
     3.17. Offering Exemption. Based in part on Purchaser’s representations contained in Article IV hereof, the offer, sale and issuance of the Preferred Units and the Common Units do not violate any federal or state securities laws and will not require registration under the Securities Act or any applicable state securities laws. The Company and its agents will not take any action hereafter that would cause the loss of such exemptions.
     3.18. Related-Party Transactions. Except as set forth on Schedule 3.18, no Affiliate, employee, stockholder, officer or director of the Company or their respective Affiliates or members of their respective immediate families (i) is party to any agreement, commitment or transaction with the Company, (ii) has or had any direct or indirect ownership interest in any Person with which the Company has a business relationship, or any Person that competes with the Company, provided, that employees, stockholders, officers or directors of the Company and members of their immediate families may own less than 5% of the outstanding stock in publicly traded companies that have a business relationship with the Company or may compete with the Company to the extent permitted by the provisions of the LLC Agreement or the Second Closing LLC Agreement, as applicable, or (iii) has any direct or indirect interest in any asset of the Company.
     3.19. Real Property Holding Company. The Company is not a real property holding company within the meaning of Section 897 of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          Purchaser represents and warrants to the Company as follows:
     4.01. Authorization. Purchaser has full power and authority to enter into and perform the transactions contemplated by this Agreement and the Transaction Agreements to which it is a party. Purchaser has duly authorized, executed and delivered this Agreement and the Transaction Agreements to which it is a party. This Agreement and the Transaction Agreements to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.02. No Conflicts; No Consents. The execution, delivery or performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party, and the consummation by Purchaser of the transactions contemplated hereby or thereby, and compliance by Purchaser with the terms and provisions hereof or thereof, will not (i) conflict with Purchaser’s certificate of formation or limited liability company agreement, or (ii) constitute a violation by Purchaser of any Law applicable to Purchaser. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby.
     4.03. Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management.
     4.04. Investment. Purchaser is acquiring the Preferred Units and the Common Units for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing, syndicating or selling the same.
     4.05. Rule 144. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Preferred Units and the Common Units acquired hereunder must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

     4.06. No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Preferred Units or the Common Units.
ARTICLE V
FURTHER AGREEMENTS OF THE PARTIES
     5.01. Transaction Fees and Expenses. The Company agrees to pay the fees and expenses of Purchaser or its Affiliates (including legal expenses) incurred in connection with the negotiation and preparation of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.
     5.02. Closing Fees Upon Second Closing. Upon the consummation of the Second Closing, the Company shall pay to GCF (or to such Person or Persons as directed by GCF) a closing fee (the “Closing Fee”) equal to 2.5% of the Purchase Price.
     5.03. Exclusivity. During the 240 days following the Initial Closing Date (the “Exclusivity Period”):
(i)	none of the Company, any of its Subsidiaries or its or their directors, officers, employees, agents or representatives will solicit, encourage or entertain proposals from, or enter into negotiations with, or furnish any nonpublic information to, any other person or entity regarding the transactions contemplated by this Agreement;

(ii)	the Company shall notify Purchaser promptly of any proposals by third parties with respect to the acquisition of the Company’s equity securities and furnish Purchaser the material terms thereof;

(iii)	the Company shall deal exclusively with Purchaser with respect to the transactions contemplated by this Agreement.
Notwithstanding the foregoing, if the Company is unable to meet the condition set forth in Section 2.02(b)(vi) and Purchaser elects not to complete the transactions contemplated by the Second Closing, the Company may solicit, encourage and entertain proposals from, and negotiate with, any other Person regarding a potential equity investment in the Company during the Exclusivity Period, and Purchaser shall reasonably cooperate in such negotiations; provided that, if the Company shall issue equity securities to any other Person during the Exclusivity Period and for a period of 30 days after the expiration thereof (other than in connection with the transactions contemplated by the Transaction Agreements), Purchaser shall have the option to convert some or all of its then existing equity investment in the Company into the security(ies) issuable to any such Person and having the contractual rights granted to such Person as a holder of such securities.

ARTICLE VI
SECOND CLOSING COVENANTS
     6.01. Expenses. On the Second Closing Date, the Company will (a) reimburse, as contemplated by Section 5.01 hereof, Purchaser for the fees and expenses incurred by Purchaser in connection herewith and the transactions contemplated hereby, which have not been previously paid by the Company, and (b) pay to GCF (or such Person or Persons as directed by GCF) the Closing Fee.
ARTICLE VII
INDEMNIFICATION
     7.01. Survival. All of the provisions of this Agreement shall survive the Second Closing. The representations and warranties of the Company shall not be affected by any knowledge or investigation of any Purchaser.
     7.02. Indemnification. The Company shall promptly indemnify and hold Purchaser and Purchaser’s Subsidiaries and other Affiliates and their respective officers, directors, employees and equityholders (the “Purchaser Indemnitees”) harmless against and in respect of any and all damages, losses, claims, penalties, Liabilities, costs and expenses (including all fines, interest, legal fees and expenses and amounts paid in settlement) that arise from or relate or are attributable to (i) the transactions contemplated by the Redemption Agreement or any failure by the Company to redeem the Second Closing Soros Units, (ii) the Company’s execution, delivery or performance of this Agreement and the Transaction Agreements or any Purchaser Indemnitee’s enforcement of this Agreement or of any of the Transaction Agreements, (iii) any misrepresentation by the Company or breach of a warranty made by the Company in this Agreement or in the Transaction Agreements, and (iv) any breach of any covenant or agreement on the part of the Company set forth herein or in any of the Transaction Agreements. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Liabilities indemnified hereunder which is permissible under applicable Law. In the event any Purchaser Indemnitee is entitled to indemnification hereunder for any Liabilities indemnified hereunder incurred by Purchaser Indemnitee, the Company and Purchaser hereby agree that no Purchaser will bear any portion of any such Liability that is subject to indemnification by the Company by virtue of Purchaser’s ownership of securities of the Company or otherwise. All indemnification payments hereunder shall be treated as a purchase price adjustment for federal income tax purposes.
ARTICLE VIII
DEFINITIONS
     For the purposes of this Agreement, the following terms have the meanings set forth below:

     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Articles of Organization” means the Company’s Articles of Organization filed with the Nevada Secretary of State on March 28, 2007.
     “Balance Sheet” has the meaning set forth in Section 3.05.
     “Board” or “Board of Managers” means the Company’s board of managers.
     “Business Systems” has the meaning specified in Section 3.07(f).
     “CDP” means Cloobeck Diamond Parent, LLC, a Nevada limited liability company.
     “Closing Fee” has the meaning set forth in Section 5.02.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” has the meaning set forth in the Recitals to this Agreement.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “Company Intellectual Property Rights” has the meaning specified in Section 3.07(a).
     “Credit Facilities” means, collectively the First Lien Facility, the Second Lien Facility and the Revolver Facility, including all amendments, modifications and refinancings thereof (whether or not with another lender).
     “CS-Cayman” has the meaning set forth in the Recitals to the Agreement.
     “Data Room” means the virtual data room established by the Company through which the Company has posted documents for inspection by Purchaser.
     “DRC” has the meaning set forth in the Recitals to the Agreement.
     “EBITDA” has the meaning that is assigned to that term in the indenture governing the Senior Debt Securities.
     “Employee Benefit Plans” has the meaning set forth in Section 3.10.
     “Environmental Laws” means shall mean any Laws relating to regulation of pollution or the protection of human health or the environment, including the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Comprehensive

Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.
     “ERISA Affiliate” has the meaning set forth in Section 3.10.
     “Financial Statements” has the meaning set forth in Section 3.05.
     “First Lien Facility” has the meaning set forth in the Recitals to this Agreement.
     “First Lien Lenders” has the meaning set forth in the Recitals to the Agreement.
     “GAAP” means United States generally accepted accounting principles.
     “GCF” means Guggenheim Corporate Funding, LLC, a Delaware limited liability company.
     “Governmental Authority” means federal, state, county, or local government, political subdivision or governmental, regulatory or administrative authority, body, agency, board, bureau, commission, department, instrumentality, official or court.
     “Guggenheim” has the meaning set forth in the Preamble to this Agreement.
     “Indebtedness” has the meaning that is assigned to that term in the indenture governing the Senior Debt Securities.
     “Initial Closing” has the meaning set forth in Section 2.01(a).
     “Initial Closing Date” has the meaning set forth in Section 2.01(a).
     “Initial Closing Purchase Price” has the meaning set forth in Section 1.01(a).
     “Initial Closing Soros Units” has the meaning set forth in the Recitals to this Agreement.
     “Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs, patent and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, rights in telephone numbers, and all other indicia of source, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable), copyrights, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all software (including source code, executable code, systems, networks tools, data, databases, firmware, and related documentation); (f) all rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (g) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
     “Katten Muchin” has the meaning set forth in Section 2.01(a).
     “Knowledge of the Company” (and any similar expression) means, as to a particular matter, the knowledge after due inquiry and reasonable investigation of Stephen Cloobeck or David Palmer.
     “Law” means any statute, law, code, ordinance, regulation, rule, order, judgment, writ, injunction, act or decree of any Governmental Authority.
     “Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” has the meaning set forth in Section 3.04.
     “LLC Agreement” means the Amended and Restated Operating Agreement dated as of the date hereof among Guggenheim, CDP and Soros, in the form attached hereto as Exhibit A.
     “Material Adverse Change” or “Material Adverse Effect” means a material adverse effect upon the assets, liabilities, operations or business of the Company and its Subsidiaries, taken as a whole.
     “Organizational Documents” means the Articles of Organization and, on and after the Initial Closing, the LLC Agreement, or on and after the Second Closing, the Second Closing LLC Agreement.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Polo Holdings” has the meaning set forth in the Recitals to the Agreement.
     “Preferred Units” has the meaning set forth in the Recitals to this Agreement.
     “Purchase Price” means an amount equal to the Initial Closing Purchase Price plus the Second Closing Purchase Price.
     “Purchaser” has the meaning set forth in the Preamble to this Agreement.

     “Purchaser Indemnitees” has the meaning set forth in Section 7.02.
     “Redemption Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Refinancing” means an issue of Senior Debt Securities the proceeds of which have been used to payoff and retire at par all of the indebtedness represented by the First Lien Facility, the Second Lien Facility and the Revolver Facility.
     “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and certain members of the Company, in the form attached hereto as Exhibit D.
     “Revolver Facility” has the meaning set forth in the Recitals to this Agreement.
     “Revolver Lenders” has the meaning set forth in the Recitals to the Agreement.
     “Second Closing” has the meaning set forth in Section 2.02(a).
     “Second Closing Date” has the meaning set forth in Section 2.02(a).
     “Second Closing LLC Agreement” means the Second Amended and Restated Operating Agreement dated as of the date hereof among Guggenheim, CDP and Soros, in the form attached hereto as Exhibit B.
     “Second Closing Purchase Price” has the meaning set forth in Section 1.02(a).
     “Second Closing Securityholders Agreement” means that certain Second Amended and Restated Securityholders Agreement, to be dated as of the Second Closing Date, to be entered into by and among the Company, CDP, Soros and Purchaser, in the form attached hereto as Exhibit E.
     “Second Closing Soros Units” has the meaning set forth in the Recitals to this Agreement.
     “Second Lien Facility” has the meaning set forth in the Recitals to this Agreement.
     “Second Lien Lenders” has the meaning set forth in the Recitals to the Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force, and the rules and regulations promulgated thereunder.
     “Securityholders Agreement” means that certain Amended and Restated Securityholders Agreement, dated as of the date hereof, by and among the Company, CDP, Soros and Purchaser, in the form attached hereto as Exhibit F.
     “Senior Debt Securities” means senior debt securities, in one or more series, issued by DRC and having (i) a weighted average maturity of not less than five years, (ii) a yield to maturity of 12% or less at issuance (inclusive of any original issue discount and excluding any market rate fees paid to the underwriters of such senior debt securities), (iii) a ratio of Indebtedness to EBITDA not to exceed 4.25 and (iv) such other terms as shall be reasonably acceptable to Purchaser.
     “Soros” has the meaning set forth in the Recitals to this Agreement.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
     “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.
     “Timeshare Interest” means an interval or fractional timeshare interest in real estate, whether conveyed via license, right to use, fee simple title or points.
     “Transaction Agreements” shall mean the Redemption Agreement, the LLC Agreement, the Securityholders Agreement, the Registration Rights Agreement, the Second Closing LLC Agreement and the Second Closing Securityholders Agreement.
ARTICLE IX
MISCELLANEOUS
     9.01. Entire Agreement. This Agreement and the Transaction Agreements (together with the Schedules and Exhibits hereto and the documents referred to herein and therein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements, understandings, representations and warranties, whether written or oral, between the parties with respect to those matters.
     9.02. Remedies. In the event of any actual or threatened breach of any of the provisions of this Agreement, the parties hereto agree that the non-breaching party may avail itself of any statutory, equitable, or common law remedy, including, without limitation, specific performance.

     9.03. Governing Law. This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of Laws principles.
     9.04. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
     9.05. Venue; Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE OR FEDERAL COURT IN AND FOR CLARK COUNTY, NEVADA AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     9.06. Amendment; Waiver. No provision of this Agreement may be amended, waived or modified except by an instrument or instruments in writing signed by all the parties hereto. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.
     9.07. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
To the Company:
Diamond Resorts Parent, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention: Stephen J. Cloobeck and David F. Palmer
Facsimile: (702) 798-8840

with a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention: Howard S. Lanznar
Facsimile: (312) 902-1061
To Purchaser:
DRP Holdco, LLC
135 East 57th Street
6th Floor
New York, NY 10022
Attention: Kaitlin Trinh
Facsimile: (212) 644-8396
with copies, which shall not constitute notice, to:
Guggenheim Partners
100 Wilshire Boulevard — Suite 500
Santa Monica, California 90401
Attention: Zachary D. Warren
Facsimile: (310) 576-1271
and
Guggenheim Investment Management, LLC
135 East 57th Street
New York, New York 10022
Attention: William Hagner
Facsimile: (212) 644-8396
     9.08. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
     9.09. Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others, except that Purchaser may assign its rights (i) to one or more of its Affiliates and (ii) to any Person who purchases all or substantially all of the assets of Purchaser, and such Person(s) shall assume Purchaser’s obligations hereunder. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective legal successors and permitted assigns of the parties.

     9.10. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other Persons, other than Purchaser Indemnitees.
     9.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. Additionally, to the extent receipt is confirmed, this Agreement may be executed and sent by telecopy with the original to follow by documented overnight delivery service.
     9.12. Interpretation. Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form, references to a Person are also to its successors and permitted assigns, “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto, references to any gender include references to the plural and vice versa, references to this Agreement or other documents are as amended or supplemented from time to time, references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto, references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.
     9.13. Public Announcements. The Company shall not, without the prior written consent and approval of Purchaser, make, allow or cause to be made any public disclosure, whether by press release or otherwise, of Purchaser’s investment in the Company, the terms of this Agreement, the Transaction Agreements, or any of the transactions contemplated hereby or thereby; provided, however, that the Company shall be permitted to make such disclosures as required by the Securities and Exchange Commission in connection with the registration of high-yield debt securities of the Company at or prior to the Second Closing.
     9.14. Use of Guggenheim Name. Except as provided in the proviso in Section 9.13, each of the parties hereto agrees that neither it nor any of its employees, directors, officers, agents or representatives will directly or indirectly use or refer in writing to DRP Holdco, LLC, the “Guggenheim” name, or any derivation thereof, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement or in any interview or other discussion with any reporter or other member of the media), without the prior written consent of Purchaser with respect to each such use or reference; provided that Purchaser agrees that such consent shall not be unreasonably withheld in connection with any filing with any governmental authority, any press release, or any public announcement or statement required to be made by the Company in connection with the transactions contemplated hereby.
* * * * *

     The parties hereto have executed this Securities Purchase Agreement as of the date first written above.

COMPANY: DIAMOND RESORTS PARENT, LLC a Nevada limited liability company
By:	/s/ David F. Palmer
Name:
Title:

PURCHASER: DRP HOLDCO, LLC
By:
Name:
Title:

     The parties hereto have executed this Securities Purchase Agreement as of the date first written above.

COMPANY: DIAMOND RESORTS PARENT, LLC a Nevada limited liability company
By:
Name:
Title:

PURCHASER: DRP HOLDCO, LLC
By:	/s/ Zach Warren
	Name:	Zach Warren
	Title:	Authorized Person